SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 27, 2012

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The response to this item is set forth in Item 2.03 below and is by this reference incorporated herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 27, 2012, Varian Medical Systems, Inc. (the “Company”) replaced its $300 million revolving credit facility with the revolving credit facility described under Item 2.03 below, terminating the Amended and Restated Credit Agreement entered into as of November 10, 2008 by and between the Company and Bank of America, N.A. (“BofA”), as amended (the “Prior Credit Facility”), and repaying in full the approximately $100 million then-outstanding principal balance, plus accrued interest and fees. BofA is a Lender and the Administrative Agent, Swing Line Lender and L/C Issuer (as such terms are defined in the Credit Agreement (as defined in Item 2.03 below)) with respect to the credit facility described under Item 2.03 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 27, 2012, Varian Medical Systems, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with certain lenders party thereto from time to time (collectively, the “Lenders”), BofA, as Administrative Agent for the Lenders (the “Agent”), Swing Line Lender and L/C Issuer. Merrill Lynch, Pierce, Fenner & Smith Incorporated is the sole lead arranger and sole bookrunner under the Credit Agreement. The Credit Agreement provides for a revolving credit facility of $300 million (the “Credit Facility”). The Credit Facility also includes a $50 million sub-facility for the issuance of letters of credit and permits swing line loans of up to $25 million. Under the Credit Agreement, the Company has the right to make up to three requests to increase the aggregate commitments under the Credit Facility by an aggregate amount for all such requests of up to $200 million, provided that the Lenders are willing to provide such new or increased commitments and certain other conditions are met.

The Credit Facility replaces the Prior Credit Facility. The Company borrowed $175 million under the Credit Facility on the effective date.

The Credit Facility is secured, subject to certain limitations on the amount secured, by a pledge of stock issued by certain of our present and future subsidiaries that are deemed to be material under the terms of the Credit Facility. All hedging or treasury management obligations entered into by the Company with a Lender are also secured by the stock pledges. As of April 27, 2012, the only subsidiary for which a stock pledge is required is Varian Medical Systems Nederland Holdings B.V., a direct, wholly-owned subsidiary of the Company that is incorporated under the laws of the Netherlands, and the Company has pledged 65% of the voting shares that it holds in that subsidiary. The Credit Agreement provides that certain material domestic subsidiaries must guaranty the Credit Facility, subject to certain limitations on the amount secured. However, as of April 27, 2012, no subsidiary guaranties were required to be executed under the Credit Agreement.

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The proceeds of the Credit Facility will be used for working capital, capital expenditures, permitted Company share repurchases, permitted acquisitions and other lawful corporate purposes, as well as to satisfy the outstanding obligation under the Prior Credit Facility. The Credit Facility will expire, if not extended by mutual agreement of the Company, the Agent and the Lenders on April 27, 2017. Borrowings under the Credit Facility accrue interest either (i) based on a Eurodollar rate, as defined in the Credit Agreement, plus a margin of 1.25% to 1.50% based on a leverage ratio involving funded indebtedness and EBITDA (earnings before interest, tax and depreciation and amortization) or (ii) based upon a base rate of either the federal funds rate plus 0.50% or BofA’s announced prime rate, whichever is greater, plus a margin of 0.25% to 0.50% based on the same leverage ratio, depending upon instructions from the Company to the Agent as to whether advances are to be based on the Eurodollar rate or the base rate. The Company also must pay a commitment fee on the unused portion of the Credit Facility at a rate from 0.25% to 0.50% based on the same leverage ratio. The Company may prepay, reduce or terminate the commitments without penalty. Swing line loans under the Credit Facility will bear interest at the base rate plus the then applicable margin for base rate loans.

The Credit Agreement contains affirmative and negative covenants applicable to the Company and its subsidiaries that are typical for credit facilities of this type, and that are subject to materiality and other qualifications, carve-outs, baskets and exceptions. The covenants are similar to those in the Prior Credit Agreement, and include covenants that restrict, subject to certain limitations, exceptions and qualifications, the Company's and its subsidiaries’ ability to engage in certain actions, including restrictions on the granting of liens, making investments, providing guarantees by subsidiaries, engaging in mergers, consolidations or acquisitions, selling off or disposing of substantial assets, paying dividends to stockholders and repurchasing its stock. The Company has also agreed to maintain certain financial covenants including (i) a maximum consolidated leverage ratio, involving funded indebtedness and earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (ii) a minimum cash flow coverage ratio.

The Credit Agreement contains customary events of default that entitle the Agent and the Lenders to cause any or all of the Company’s indebtedness under the Credit Facility to become immediately due and payable, including failure to pay any principal when due and payable, failure to pay interest within three business days after due, failure to comply with any covenant, representation or condition of any loan document or swap contract, any change of control, cross-defaults to other agreements, material monetary judgments that remain unstayed, and certain other events as set forth in the Credit Agreement, with grace periods in some cases.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ JOHN W. KUO
Name:	John W. Kuo
Title:	Corporate Senior Vice President, General Counsel and Corporate Secretary

Dated: April 27, 2012